Exhibit 10.30

MXENERGY HOLDINGS INC.

2006 EQUITY INCENTIVE COMPENSATION PLAN

Stock Option Award Agreement

Award No.

You are hereby awarded the following stock option (the “Option”) to purchase Shares of MxEnergy Holdings Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the MxEnergy Holdings Inc. 2006 Equity Incentive Compensation Plan (the “Plan”), which is attached hereto as Exhibit A. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Directors or any Committee appointed by the Board to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).

1.             Specific Terms. This Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Your Name:

Type of Stock Option:	☐ Incentive Stock Option (ISO)(1)

☐ Non-Incentive Stock Option

Number of Shares subject to Option:

Option Exercise Price per Share:

Grant Date:

Vesting Schedule:                        0% on Grant Date, and one-third (1/3) on each of the first three annual anniversary dates of your Continuous Service after the Grant Date; provided your Continuous Service has not ended beforehand.

(Establishes your rights to exercise this Option with respect to the Number of Shares stated above, subject to acceleration per Section 2 below; subject to any contrary provision in any separate written agreement between you and the Company.)

(1) If you directly or indirectly own more than 10% of the voting power of all classes of stock of the Company or of any Subsidiary, then the term of your ISO cannot exceed 5 years and the exercise price must be at least 110% of the Fair Market Value. Only employees may receive ISOs.

Lifetime Transfer:	☐	Allowed pursuant to Section 8 below only for Non-Incentive Stock Option.

Expiration Date:	10 years after Grant Date

2.             Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

(a)                                  100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code; or

(b)                                 100% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the six-month period following a Change in Control.

3.             Term of Option. The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.

4.             Manner of Exercise. The Option shall be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit B. The number of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 6 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.

5.             Special ISO Provisions. If designated as an ISO, this Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a Non-ISO. If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

6.             Termination of Continuous Service. If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.

7.             Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

8.             Restrictions on Transfer of Awards. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, you may transfer this Option (if allowed under Section 1 for a Non-Incentive Stock Option) –

(a)                                  by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or

(b)                                 by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of yours (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of yours): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Any transferee of your rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

9.             Conditions on Issuance of Shares; Transfer Restrictions. Notwithstanding any other provision of the Plan or of this Award Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms generally applicable to other similarly-situated employee-shareholders; and (ii) any Shares issued pursuant to this Award Agreement shall be non-transferable until the first day of the seventh month following the exercise of an Option.

10.          Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

11.          Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or home address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12.          Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.          Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 18 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

14.          Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

15.          Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

16.          Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.          Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

18.          Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Options will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

19.          Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

20.          No Shareholder Rights. Pursuant to Section 26 of the Plan, nothing in this Award Agreement or the Plan confers on you any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to you or your Beneficiary for such shares. Prior to the issuance of Shares pursuant to an Award, you shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

21.          Governing Law. The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

MXENERGY HOLDINGS INC.

By:
	Name:	Carole R. Artman-Hodge
	Title	Executive Vice President
Date:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

Date:

Exhibit A

MXENERGY HOLDINGS INC.

2006 EQUITY INCENTIVE COMPENSATION PLAN

Plan Document

Exhibit B

MXENERGY HOLDINGS INC.

2006 EQUITY INCENTIVE COMPENSATION PLAN

Form of Exercise of Stock Option Award Agreement

MxEnergy Holdings Inc.

Attention:

Dear Sir or Madam:

I, the undersigned, hereby elect to exercise my stock option (“Option”) to purchase               shares (“Shares”) of Common Stock of MxEnergy Holdings Inc. (“Company”) under and pursuant to a Stock Option Agreement dated as of                 , and to pay the associated exercise price (the “Exercise Price”) and employment and withholding taxes (“Taxes”) in the following manner.

Method of Settlement	Exercise Price	Taxes
1. Withholding of wages from my next paycheck (OR: separate payment to the Company)

2. Surrender to the Company of Shares that I have held for at least six months *

3. Surrender to the Company of Shares that I would otherwise receive on the exercise date of this Option *

The availability of Methods 2 and 3 is subject to the absolute discretion of the Committee. If authorized, any Shares surrendered to the Company will be valued at their Fair Market Value, as determined under the Plan, on the exercise date of this Option. The Committee may, in its discretion, waive the six months’ requirement referenced in Method 2.

Very truly yours,

Date	Optionee

Exhibit C

 MXENERGY HOLDINGS INC.

2006 EQUITY INCENTIVE COMPENSATION PLAN

Designation of Beneficiary

In connection with the Awards designated below that I have received pursuant to the Plan, I hereby designate the person specified below as the beneficiary upon my death of my interest in Awards as defined in the Company’s 2006 Equity Incentive Compensation Plan (the “Plan”). This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐                  any Award that I have received or ever receive under the Plan.

☐                  the                Award that I received pursuant to an award agreement dated                                ,                 between myself and the Company.

I understand that this designation operates to entitle the above-named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this

        day of              , 200

Notary Public

County of

State of